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                                                                 Exhibit 99.15

                       CONSENT OF BEAR, STEARNS & CO. INC.

      We hereby consent to the use of our opinion letter dated October 20, 1999 to the Board of Directors of Iron Mountain Incorporated attached as Annex F to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Pierce Leahy Corp. (the "Prospectus") and to the references to our firm in the Prospectus under the headings "Summary--The Merger--Bear Stearns Says the Exchange Ratio of 1.1 to 1.0 Is Fair to Iron Mountain Stockholders," "The Merger--Background of the Merger," "--Iron Mountain's Reasons for the Merger; Recommendation of the Iron Mountain Board" and "--Opinion of Iron Mountain's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

                                          BEAR, STEARNS & CO. INC.


                                          By: /s/ J. Robert Burton
                                              -------------------------------
                                              Name:  J. Robert Burton
                                              Title: Senior Managing Director